Exhibit 99.1

UTSTARCOM ANNOUNCES LEADERSHIP TRANSITION

CEO Hong Lu to Step Down December 31, 2006

Ying Wu, Co-Founder and CEO of China, to Assume Worldwide CEO Responsibilities

Company Continues Search for Global Chief Operating Officer

ALAMEDA, Calif., May 10, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), today announced that its Chairman and Chief Executive Officer,  Hong Lu, notified the Board of Directors of his resignation. Mr. Lu will remain as Chairman and CEO of the company until December 31, 2006, focusing on the Company’s strategic opportunities and assisting during the transition. Mr. Lu will remain as a strategic advisor to the company after his formal departure in December. Tom Toy, currently an independent director of UTStarcom, will assume the position of chairman of the board as of January 1, 2007.

“I believe that now is the right time for me to pass the company’s leadership to a new management team who will take UTStarcom to the next stage,” stated Hong Lu. “I have great confidence in the company’s prospects and believe that its new leadership and employees will successfully carry the business forward.”

“Hong’s vision drove the company’s growth into a multi-billion dollar provider of IP-based telecom equipment, and become the leader in China’s PAS market,” stated Tom Toy. In addition, under Hong’s leadership, UTStarcom has been successful in expanding the company’s presence in such markets as Japan, India, Latin America, Europe and North America. We thank him for his tremendous contributions and tireless commitment to the company and wish him the very best in all his future endeavors.”

“Hong has been great leader and a great friend and partner for the last 11 years,” added Ying Wu. “I am confident that together we will make the transition smoothly and I truly believe that UTStarcom has a bright future with a great team of employees.”

Ying Wu, CEO of China, will assume the CEO position as of January 1, 2007. Mr. Wu has been UTStarcom’s Executive Vice-President and Vice Chairman of the Board of Directors since October 1995. Prior to its merger with Unitech Telecom, Inc., he was the President of Starcom, Inc. Before founding Starcom, Inc., Mr. Wu was a member of the technical staff of Bellcore (now Telcordia). From 1987 to 1988, Mr. Wu was a consultant to AT&T Bell Labs (now part of Lucent Technologies). He holds an M.S. in Electrical Engineering from the New Jersey Institute of Technology and a B.S. in Electrical Engineering from Beijing Industrial University.

UTStarcom also announced that it started a search for a Chief Operating Officer who will be responsible for overseeing UTStarcom’s worldwide operations and supporting its infrastructure enhancement efforts. This position, based in California, will work closely with the CEO in executing on the Company’s strategy.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated prospects of the company and capabilities of the company's new leadership and employees.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially, including the Company’s ability to recruit and retain executives for its senior management team.  The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 388-3287

stephanie@engagepr.com

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